Exhibit 3.5

PRESIDIO PROPERTY TRUST, INC.

ARTICLES SUPPLEMENTARY

9,000,000 Shares

Series C Common Stock

Presidio Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated (i) 1,000,000 shares of Series AA Preferred Stock, (ii) 10,000 shares of Series 6.3% Preferred Stock, (iii) 40,000 shares of Series B Preferred Stock, and (iv) 7,950,000 authorized but unissued shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of the Corporation, in each case, as shares of Series C Common Stock, $0.01 par value per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Charter.

Series C Common Stock

Section 1. Designation and Number. A class of common stock, $0.01 par value per share, of the Corporation, designated as “Series C Common Stock” (the “Series C Common Stock”), is hereby established. The total number of authorized shares of Series C Common Stock shall be nine million (9,000,000).

Section 2. Preferences and Rights. Except as set forth in Section 3, the Series C Common Stock shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Series A Common Stock, $0.01 par value per share, of the Corporation (the “Series A Common Stock”).

Section 3. Voting Rights. Subject to the provisions of Article VII of the Charter and except as may otherwise be specified in the Charter, each outstanding share of Series C Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote of stockholders. Except as may otherwise be specified in the Charter, and subject to the express terms of any class or series of Preferred Stock, each holder of a share of Series C Common Stock shall vote together (as a single class) with the holders of Series A Common Stock entitled to vote. The holders of Series C Common Stock shall have no right to vote upon the Series A Conversion Proposal (as defined in the Corporation’s Registration Statement on Form S-11, as amended from time to time, filed with the U.S. Securities and Exchange Commission (File No. 333-220514), including, without limitation, any amendment to the Charter to effect the Series A Conversion Proposal).

Section 4. Application of the Charter. All provisions of the Charter applicable to the Common Stock, including, without limitation, the provisions of Article V, Article VI, Article VII, Article VIII and Article IX, shall apply to the same extent to the Series C Common Stock.

Section 5. Status of Redeemed Shares. Any shares of Series C Common Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Series C Common Stock.

SECOND: The Series C Common Stock has been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective at __:__ [a][p].m. on ___________, 2020.

FIFTH: The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary as of the ____ day of ________, 2020.

ATTEST:	PRESIDIO PROPERTY TRUST, INC.

By:
Ann T. Nguyen		Jack K. Heilbron
Secretary		President and Chief Executive Officer

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